Exhibit 10.1

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of March 24, 2025.

BETWEEN:

BUNKER HILL MINING CORP., a corporation incorporated under the laws of the State of Nevada

(the “Company”)

- and -

TECK RESOURCES LIMITED, a corporation existing under the laws of Canada

(the “Subscriber”, and together with the Company, the “Parties”)

WHEREAS:

A.	the Parties entered into a subscription agreement (the “Subscription Agreement”) dated March 5, 2025, pursuant to which, among other things, the Subscriber has agreed to purchase, and the Company agreed to issue and sell, effective as of the Effective Time (as defined in the Subscription Agreement), the Subscribed Units at the Subscription Price (each as defined in the Subscription Agreement); and

B.	the Parties wish to amend the Subscription Agreement as further described herein, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

1.	The definition of “Concurrent Financing” in section 1.1 of the Subscription Agreement shall be amended by replacing “$20 million” with “$10 million”.

2.	Section 2.1 of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, effective as of the Effective Time, the Subscriber agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to the Subscriber, such number of Units that is equal to, in the aggregate, 2 Units for each Unit sold under the Concurrent Financing, subject to a minimum of 62,857,142 Units and a maximum of 285,714,285 Units (the “Subscribed Units”), free and clear of all Liens (other than restrictions on transfer imposed by applicable Securities Laws or Liens created, or agreed to in writing, by the Subscriber or any of its Affiliates), for cash consideration from the Subscriber of $0.105 per Subscribed Unit, for aggregate consideration of between $6.6 million and approximately $30 million (the “Subscription Price”). Each Underlying Warrant is exercisable for a period of three years from the Closing Date for an exercise price of C$0.25. Notwithstanding the foregoing, in no event will the number of Subscribed Units issued hereunder cause the Subscriber’s Percentage, as at the Effective Time, to exceed 45.0%, and in such event, the number of Subscribed Units subscribed for and issuable hereunder shall, prior to the Effective Time, be reduced accordingly.”

3.	Section 4.1(e) of the Subscription Agreement shall be deleted in its entirety and replaced with the following:

“(e) Capitalization. The authorized share capital of the Company consists of 1,510,000,000 shares of capital stock, including 1,500,000,000 Common Shares and 10,000,000 Preferred Shares. As at the date hereof, 359,438,769 Common Shares and nil Preferred Shares are issued and outstanding. After the filing of amended and restated articles of incorporation of the Company or a certificate of amendment to the articles of incorporation of the Company with the Secretary of State of the State of Nevada on or around the Closing Date, it is anticipated that the authorized share capital of the Company will consist of 2,510,000,000 shares of capital stock, including 2,500,000,000 Common Shares and 10,000,000 Preferred Shares. As at the date hereof (but pro forma for the issuance of the Subscribed Units and the completion of the Concurrent Financing and the Concurrent Debt Transactions), 1,045,153,055 Common Shares and nil Preferred Shares are or will be issued and outstanding. All of the Company’s issued and outstanding Common Shares have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. Upon Closing, the authorized share capital of the Company will consist of 2,510,000,000 shares of capital stock, including 2,500,000,000 Common Shares and 10,000,000 Preferred Shares. As of Closing, 1,045,153,055 Common Shares and nil Preferred Shares will be issued and outstanding. No securities issued by the Company since the date of its incorporation were issued in violation of any pre-emptive rights or similar privileges. There are no dividends which have accrued or been declared but are unpaid on the Common Shares. All securities of the Company have been issued in accordance with the provisions of all applicable Securities Laws and other applicable Laws. Other than in connection with the Investor Rights Agreement, the Sprott Investor Rights Agreement and the Gemstone Investor Rights Agreement, no Person possesses any pre-emptive rights in respect of any issued and outstanding securities or equity interests of the Company. The Common Shares when issued, and the Common Shares when issued upon exercise of the Underlying Warrants, will be issued as fully paid, non-assessable Common Shares free and clear of all Liens (other than restrictions on transfer imposed by applicable Securities Laws or Liens created, or agreed to in writing, by the Subscriber or any of its Affiliates).”

4.	Except as specifically amended in this Agreement, the Subscription Agreement shall remain in full force and effect unamended.

5.	This Agreement will enure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors and permitted assigns.

6.	This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

7.	This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (whether by email or other electronic means), with the same effect as if all Parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

BUNKER HILL MINING CORP.

By:	(signed) “Gerbrand Van Heerden”
Name:	Gerbrand Van Heerden
Title:	Chief Financial Officer

TECK RESOURCES LIMITED

By:	(signed) “Jonathan Price”
Name:	Jonathan Price
Title:	President & CEO

By:	(signed) “Nicholas Hooper”
Name:	Nicholas Hooper
Title:	EVP & Chief Corporate Development Officer

Signature Page to Subscription Agreement Amendment